Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 2 to Form S-4 of Angion Biomedica (File no. 333-269741) Corporation of our report dated, March 21, 2023, relating to the consolidated financial statements of Elicio Therapeutics, Inc., which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Prospectus which is a part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ BAKER TILLY US, LLP

Tewksbury, Massachusetts
April 13, 2023